Exhibit 99.1        Press Release dated February 4, 2016

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FOURTH QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its fourth quarter 2015 results.

Results of Operations for the Three Months Ended December 31, 2015, Compared with the Three Months Ended December 31, 2014

Overview

Net sales increased 10.9% to $184.8 million for the fourth quarter of 2015 from $166.6 million for the fourth quarter of 2014. The Company had net income of $14.7 million for the fourth quarter of 2015 compared to $10.4 million for the fourth quarter of 2014. Diluted net income per common share was $0.30 for the fourth quarter of 2015 compared to $0.21 per common share for the fourth quarter of 2014.

Net sales

The Company's net sales increased in the North America segment and decreased in the Europe and Asia/Pacific segments in the fourth quarter of 2015 compared to the fourth quarter of 2014.

•	Segment net sales:

◦
North America – Net sales increased 15.4% in the fourth quarter of 2015 compared to the fourth quarter of 2014, primarily due to increased unit sales volumes in the United States on improved economic activity, partly offset by a slight decrease in average sales prices. Canadian net sales decreased primarily due to the effects of foreign currency translations. The Company calculated that Canada's fourth quarter 2015 net sales were negatively affected by approximately $1.2 million due to the Canadian dollar weakening against the United States dollar. In Canadian dollars, Canada's net sales increased in the fourth quarter of 2015 compared to the fourth quarter of 2014.

◦
Europe – Net sales decreased 3.7% in the fourth quarter of 2015 compared to the fourth quarter of 2014, due to the effects of foreign currency translations somewhat offset by increases in unit sales volumes and average sales prices. The Company calculated that Europe's fourth quarter 2015 net sales were negatively affected by approximately $2.9 million due to European currencies weakening against the United States dollar. In local currencies, Europe's overall net sales increased in the fourth quarter of 2015 compared to the fourth quarter 2014.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors, dealer distributors, home centers and lumber dealers increased in the fourth quarter of 2015 compared to the fourth quarter of 2014, primarily due to increased home construction activity.

◦
Wood construction product net sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 84% of total Company net sales in the fourth quarters of 2015 and 2014.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 16% of total Company net sales in the fourth quarters of 2015 and 2014.

Gross profit

Gross profit increased to $82.8 million in the fourth quarter of 2015 from $72.8 million in the fourth quarter of 2014. Gross profit as a percentage of net sales (gross profit margin) increased to 44.8% in the fourth quarter of 2015 from 43.7% in the fourth quarter of 2014.

•
North America – Gross profit margin increased to 46.9% in the fourth quarter of 2015 from 45.3% in the fourth quarter of 2014, primarily as a result of decreases in factory overhead (on increased production volumes), material costs and shipping costs, each as a percentage of net sales.

•
Europe – Gross profit margin decreased to 34.0% in the fourth quarter of 2015 from 35.7% in the fourth quarter of 2014, as a result of increases in material costs, factory overhead (on decreased production volumes) and labor costs, each as a percentage of sales, partly offset by decreases in shipping and warehousing costs, each also as a percentage of sales.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 16% and 9% in the fourth quarters of 2015 and 2014, respectively, primarily due to increased wood construction product sales and closing the sales offices in China, Thailand and Dubai.

Research and development and engineering expense

Research and development and engineering expense increased 21.4% to $11.5 million in the fourth quarter of 2015 from $9.5 million in the fourth quarter of 2014, primarily due to a $1.8 million write-off of software development projects, which occurred in the North America segment in 2015, as well as increases of $0.4 million in cash profit sharing expense on increased operating profits and $0.3 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015, partly offset by a $0.2 million decrease in stock-based compensation, most of which occurred in the North America segment.

Selling expense

Selling expense increased slightly to $22.5 million in the fourth quarter of 2015 from $22.4 million in the fourth quarter of 2014, primarily due to increases of $0.7 million in cash profit sharing expense on increased profits and $0.5 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015, partly offset by decreases of $0.4 million in stock-based compensation, $0.3 million in advertising costs and $0.2 million in professional fees.

•
North America - Selling expense increased $0.3 million, primarily due to increases of $0.8 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015 and $0.7 million in cash profit sharing expense, partly offset by decreases of $0.4 million each in stock-based compensation, $0.4 million in advertising costs and $0.1 million in professional fees.

•	Asia/Pacific - Selling expense decreased $0.4 million, primarily due to a decrease of $0.3 million in personnel costs, related to closing three sales offices and downsizing one sales office in 2015.

General and administrative expense

General and administrative expense increased 4.1% to $26.6 million in the fourth quarter of 2015 from $25.5 million in the fourth quarter of 2014, primarily due to increases of $1.1 million in cash profit sharing expense on increased profits, $0.7 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015 and $0.3 million in legal fees, partly offset by a net increase of $0.7 million in foreign currency gains, as well as a decrease of $0.3 million in stock-based compensation.

•
North America - General and administrative expense increased $1.6 million, primarily due to increases of $1.0 million in personnel costs, $0.8 million in cash profit sharing expense and $0.1 million in legal fees.

•
Europe - General and administrative expense decreased by $0.5 million, primarily due to a net decrease of $0.2 million in personnel costs, which is attributable to differences in exchange rates used for translating local currencies into United States dollars, and a net decrease of $0.2 million in foreign currency losses.

•
Administrative and Other - General and administrative expense decreased by $0.1 million, primarily due to a $0.6 million net increase in foreign currency gains, partly offset by an increase of $0.3 million in cash profit sharing expense.

Income taxes

The effective income tax rate in the fourth quarter of 2015 was 34.3% as compared to 32.3% in the fourth quarter of 2014.  The 2015 effective income tax rate was higher primarily due to a release of an uncertain tax position as a result of the expiration of the applicable statute of limitations in the fourth quarter of 2014. A similar release did not occur in 2015.

Results of Operations for the Year Ended December 31, 2015, Compared with the Year Ended December 31, 2014

Overview

Net sales increased 5.6% to $794.1 million in 2015 from $752.1 million in 2014. The Company had net income of $67.9 million in 2015 compared to $63.5 million in 2014. Diluted net income per common share was $1.38 in 2015 compared to $1.29 in 2014. An out of period adjustment recorded during 2014 relating to a non-reoccurring correction had the effect of increasing net income by $1.3 million, or the equivalent of $0.026 per share.

Net sales

The Company's net sales increased in the North America segment and decreased in the Europe and Asia/Pacific segments in 2015 compared to 2014.

•	Segment net sales:

◦
North America – Net sales increased 10.2% in 2015 compared to 2014, primarily due to increased unit sales volumes in the United States on improved economic activity, partly offset by a slight decrease in average sales prices. Canadian net sales decreased, mostly due to the effects of foreign currency translations, partly offset by an increase in unit sales volumes. The Company calculated that Canada's 2015 net sales were negatively affected by approximately $5.6 million due to the Canadian dollar weakening against the United States dollar. In Canadian dollars, Canada's overall net sales increased slightly in 2015 compared to 2014.

◦
Europe – Net sales decreased 12.3% in 2015 compared to 2014, mostly due to the effects of foreign currency translations. The Company calculated that Europe's 2015 net sales were negatively affected by approximately $17.6 million due to European currencies weakening against the United States dollar. In local currencies, Europe's overall net sales increased slightly in 2015 compared to 2014.

◦
Asia/Pacific – Net sales decreased 38.0% in 2015 compared to 2014, primarily due to the closing of sales offices in China, Thailand and Dubai, which accounted for approximately $5.6 million of the total decreases in net sales in the region. Foreign currency translations due to the weakening of the respective currencies against the United States dollar negatively affected net sales by approximately $0.6 million.

•	Consolidated net sales channels and product groups:

◦	Net sales to contractor distributors, dealer distributors, home centers and lumber dealers increased in 2015 compared to 2014, primarily due to increased home construction activity.

◦	Wood construction product net sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of total Company net sales in both 2015 and 2014.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% of total Company net sales in both 2015 and 2014.

Gross profit

Gross profit increased to $358.9 million in 2015 from $342.0 million in 2014. Gross profit as a percentage of net sales decreased to 45.2% in 2015 from 45.5% in 2014, partly due to a non-reoccurring $2.5 million correction to workers' compensation expense in the North America segment that increased the Company's 2014 gross profit by 0.4% of net sales and increases in material costs. Based on current information and subject to future events and circumstances, the Company estimates that its 2016 gross profit margin will be between 44.5% and 46.0%.

•
North America – Gross profit margin decreased to 46.9% in 2015 from 47.4% in 2014, primarily as a result of increases in material costs, as a percentage of net sales, partly offset by slight decreases in factory overhead cost and shipping cost, each as a percentage of sales. Factory overhead cost, as a percentage of net sales, in 2014 was affected by a non-reoccurring $2.5 million correction to workers' compensation expense that increased the 2014 gross profit margin by 0.3%. Factory overhead, as a percentage of net sales, in 2015 was reduced by a non-reoccurring settlement of a union-based defined-benefit pension withdrawal liability that increased 2015 gross profit margin by 0.1%.

•
Europe – Gross profit margin increased to 38.4% in 2015 from 38.1% in 2014, as a result of decreases in material costs, factory overhead (on increased production volumes) and warehouse costs, each as a percentage of sales, partly offset by increases in the costs of labor and shipping, each also as a percentage of sales.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 16% and 12% in 2015 and 2014, respectively. The increased gross profit differential between the two product groups, coupled with increased concrete construction product sales in 2015, also negatively affected the Company's overall gross profit margin. The lower gross profit margins on concrete construction products negatively affected gross margins in North America, with concrete construction products representing 13% of North America net sales in 2015 and 2014, and in Europe, with concrete construction products at 23% and 20% of Europe net sales in 2015 and 2014, respectively.

•
Steel prices – Given current conditions, including low demand, labor union contract negotiations, anti-dumping and countervailing duty trade cases filed by United States steel producers, the Company currently expects that the high degree of uncertainty regarding steel prices will continue.

Research and development and engineering expense

Research and development and engineering expense increased 18.4% to $46.2 million in 2015 from $39.0 million in 2014, primarily due to $5.9 million in write-offs of software development projects, as well as increases of $2.0 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015 and $0.6 million in cash profit sharing expense on increased operating profits, partly offset by a decrease of $0.7 million in stock-based compensation costs, most of which occurred in the North America segment.

Selling expense

Selling expense decreased 1.5% to $90.7 million in 2015 from $92.0 million in 2014, primarily due to decreases of $0.9 million in professional fees, $0.7 million in stock-based compensation and $0.6 million in advertising costs, partly offset by increases of $0.5 million in cash profit sharing and commission expense, $0.3 million in agent commission expense and $0.2 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015.

•
North America - Selling expense increased $0.9 million, primarily due to increases of $1.5 million in personnel costs and $1.1 million in cash profit sharing and commission expense, partly offset by decreases of $0.7 million in stock-based compensation, $0.7 million in professional fees and $0.4 million in advertising costs.

•
Europe - Selling expense decreased by $0.9 million, primarily due to decreases of $1.1 million decrease in personnel costs and $0.2 million in professional fees, partly offset by a $0.4 million increase in agent commission expense, primarily attributable to differences in exchange rates used for translating local currencies into United States dollars.

•
Asia/Pacific - Selling expense decreased $1.3 million, primarily due to decreases of $0.6 million in personnel costs and $0.5 million in cash profit sharing and sales commissions, both related to closing three sales offices and downsizing one sales office.

General and administrative expense

General and administrative expense increased 1.7% to $113.4 million in 2015 from $111.5 million in 2014, primarily due to increases of $2.2 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015, $0.6 million in stock-based compensation expense, $0.4 million in bad debt expense and $0.1 million in cash profit sharing, partly offset by a decrease of $1.1 million in amortization expense.

•
North America - General and administrative expense increased $2.8 million, primarily due to increases of $2.4 million in personnel costs, $0.3 million in cash profit sharing expense, $0.3 million in stock-based compensation costs and $0.2 million in bad debt expense, partly offset by a decrease of $0.7 million in amortization expense.

•
Europe - General and administrative expense decreased by $2.1 million, primarily due to decreases of $1.1 million in personnel costs, $0.5 million in cash profit sharing and $0.3 million in intangible amortization expense, primarily attributable to differences in exchange rates used for translating local currencies into United States dollars.

•	Asia/Pacific - General and administrative expenses increased by $0.3 million, primarily due to increases of $0.4 million in personnel costs.

•
Administrative and Other - General and administrative expense increased by $0.9 million, primarily due to increases of $0.4 million in personnel cost, $0.3 million in stock-based compensation expense and $0.2 million in cash profit sharing.

Income taxes

The effective income tax rate in 2015 was 37.5% as compared to 36.0% in 2014.  The 2015 effective income tax rate was higher primarily due to the 2014 release of an uncertain tax position as well as a solar tax credit for installing solar panels at one of the Company's facilities, which were non-reoccurring. Based on current information and subject to future events and circumstances, the Company estimates that its 2016 effective tax rate will be between 37% and 39%.

Additional information

At its meeting on February 1, 2016, the Company’s Board of Directors declared a cash dividend of $0.16 per share. The record date for the dividend will be April 7, 2016, and it will be paid on April 28, 2016. At the same meeting, the Board also authorized the Company to repurchase up to $50.0 million of the Company’s common stock. This authorization will remain in effect through the end of 2016.

In the fourth quarter of 2015, the Company repurchased 190,484 shares of the Company's shares pursuant to the Company's $25.0 million accelerated share repurchase program with Wells Fargo Bank, National Association. The total spent on the 190,484 shares during the fourth quarter of 2015 was approximately $6.9 million, at an average price of $36.27 per share. For the year 2015, the Company repurchased 1,338,894 shares of the Company's shares for $47.1 million, at an average price of $35.21 per share. The repurchases were part of the $50.0 million that the Company’s Board of Directors authorized for 2015 for repurchases of common stock.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, February 5, 2016, at 6:00 am Pacific Time. To participate, callers may dial 877-876-9177 (international callers may dial 785-424-1666). The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties, such as statements above regarding steel prices, estimating the 2016 gross profit margin, and estimating the 2016 effective tax rate. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including most recently the Company's Annual Report on Form 10-K for the period ended December 31, 2014, under the heading "Item 1A - Risk Factors." Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The financial information set forth herein is presented on a preliminary unaudited basis; audited data will be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2015, when filed.

The Company's results of operations (unaudited) for the three and twelve months ended December 31, 2015 and 2014, were as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands, except per share data)	2015	2014	2015	2014
Net sales	$184,764	$166,630	$794,059	$752,148
Cost of sales	102,002	93,833	435,140	410,118
Gross profit	82,762	72,797	358,919	342,030
Research and development and engineering expenses	11,548	9,513	46,196	39,018
Selling expenses	22,508	22,407	90,663	92,031
General and administrative expenses	26,553	25,508	113,428	111,500
Impairment of goodwill	—	38	—	530
Loss (gain) on disposal of assets	(332)	11	(389)	(325)
Income from operations	22,485	15,320	109,021	99,276
Interest income (expense), net	(77)	2	(342)	46
Income before taxes	22,408	15,322	108,679	99,322
Provision for income taxes	7,675	4,942	40,791	35,791
Net income	$14,733	$10,380	$67,888	$63,531
Earnings per common share:
Basic	$0.30	$0.21	$1.39	$1.30
Diluted	$0.30	$0.21	$1.38	$1.29
Weighted average shares outstanding:
Basic	48,337	48,993	48,952	48,977
Diluted	48,594	49,262	49,181	49,194
Other data:
Depreciation and amortization	$5,157	$5,813	$26,821	$27,918
Pre-tax impairments	—	38	—	530
Pre-tax equity-based compensation expense	2,430	3,682	11,958	13,190

Cash dividend declared per common share	$0.160	$0.140	$0.620	$0.545

The Company's financial position (unaudited) as of December 31, 2015 and 2014, were as follows:

	December 31,
(Amounts in thousands)	2015	2014
Cash and short-term investments	$258,825	$260,307
Trade accounts receivable, net	106,011	92,015
Inventories	195,757	216,545
Other current assets	28,679	35,451
Total current assets	589,272	604,318
Property, plant and equipment, net	213,716	207,027
Goodwill	123,950	123,881
Other noncurrent assets	34,371	37,839
Total assets	$961,309	$973,065
Trade accounts payable	$21,309	$22,860
Notes payable and lines of credit	—	18
Other current liabilities	73,655	71,602
Total current liabilities	94,964	94,480
Other long-term liabilities	16,521	15,120
Stockholders' equity	849,824	863,465
Total liabilities and stockholders' equity	$961,309	$973,065

Additional financial data of the Company (unaudited) for the three and twelve months ended December 31, 2015 and 2014, were as follows:

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
(Amounts in thousands)	2015	2014	change	2015	2014	change
Net Sales by Reporting Segment
North America	$158,397	$137,297	15%	$676,618	$613,843	10%
Europe	24,925	25,880	(4)%	108,068	123,177	(12)%
Asia/Pacific	1,442	3,453	(58)%	9,373	15,128	(38)%
Total	$184,764	$166,630	11%	$794,059	$752,148	6%
Net Sales by Product Group*
Wood Construction	$155,894	$139,439	12%	$674,274	$636,003	6%
Concrete Construction	28,866	27,186	6%	119,481	115,921	3%
Other	4	5	N/M	304	224	N/M
Total	$184,764	$166,630	11%	$794,059	$752,148	6%
Gross Profit by Reporting Segment
North America	$74,303	$62,221	19%	$317,628	$291,116	9%
Europe	8,485	9,236	(8)%	41,512	46,965	(12)%
Asia/Pacific	(131)	1,115	N/M	251	3,652	(93)%
Administrative and all other	105	225	N/M	(472)	297	N/M
Total	$82,762	$72,797	14%	$358,919	$342,030	5%
Income (Loss) from Operations
North America	$20,298	$12,289	65%	$109,446	$94,888	15%
Europe	(1,464)	(1,278)	(15)%	3,795	5,005	(24)%
Asia/Pacific	(326)	217	N/M	(3,445)	(1,566)	(120)%
Administrative and all other	3,977	4,092	N/M	(775)	949	N/M
Total	$22,485	$15,320	47%	$109,021	$99,276	10%

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.